Exhibit 23.1    Consent of Independent Registered Public Accounting Firm


Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement
(No. 333-105576) on Form S-8 of Williams Industries, Incorporated of our report dated October 12, 2006, relating to the consolidated financial statements and financial statement schedules of Williams Industries, Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the uncertainty of Williams Industries, Incorporated's ability to continue as a going concern); appearing in this Annual Report on Form 10-K of Williams Industries, Incorporated for the year ended July 31, 2006.

/s/ McGladrey & Pullen LLP

Alexandria, Virginia
October 12, 2006